Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2005, which includes an explanatory paragraph for a going concern matter, accompanying the consolidated financial statements and schedule of Digital Lightwave, Inc. that are included in the Company’s Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Digital Lightwave, Inc., on Form S-8 (File No. 333-99683, effective September 17, 2002) and on Form S-3 (File No. 333-116531, effective July 23, 2004).

/s/ GRANT THORNTON LLP

Tampa, Florida

March 11, 2005